Exhibit 2.4
EXECUTION COPY

BRITISH SKY BROADCASTING GROUP plc,
                             Issuer,
BRITISH SKY BROADCASTING LIMITED,
BSKYB FINANCE UK plc,
BSKYB INVESTMENTS LIMITED,
BSKYB PUBLICATIONS LIMITED,
SKY IN-HOME SERVICE LIMITED,
SKY SUBSCRIBERS SERVICES LIMITED
                             Guarantors,
And
THE BANK OF NEW YORK MELLON,
                              Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of August 29, 2008
Supplementing and Amending the Indenture
Dated as of July 2, 1999
As Supplemented and Amended by the First Supplemental Indenture
Dated as of January 31, 2007
And the Second Supplemental Indenture
Dated as of May 3, 2007

£100,000,000 7.75% Notes due 2009
$650,000,000 8.20% Notes due 2009

          THIRD SUPPLEMENTAL INDENTURE, dated as of August 29, 2008, among British Sky Broadcasting Group plc, a public limited company duly incorporated and existing under the laws of England and Wales (herein called the “Company”); British Sky Broadcasting Limited, a private limited company duly incorporated and existing under the laws of England and Wales (“BSBL”), BSkyB Finance UK plc, a public limited company duly incorporated and existing under the laws of England and Wales (“Finance”), BSkyB Investments Limited, a private limited company duly incorporated and existing under the laws of England and Wales (“Investments”), BSkyB Publications Limited, a private limited company duly incorporated and existing under the laws of England and Wales (“Publications”), Sky Subscribers Services Limited, a private limited company duly incorporated and existing under the laws of England and Wales (“SSSL”) (BSBL, Finance, Investments, Publications and SSSL are referred to collectively herein as the “Current Guarantors”), and Sky In-Home Service Limited, a private limited company duly incorporated and existing under the laws of England and Wales (the “Additional Guarantor”) and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”), supplementing and amending the Indenture, dated as of July 2, 1999 (the “Original Indenture”) among the Company, the Guarantors named therein and the Trustee, which provides for the issuance of the Company’s £100,000,000 7.75% Notes due 2009 and $650,000,000 8.20% Notes due 2009 (collectively, the “Securities”), as supplemented and amended by the First Supplemental Indenture dated as of January 31, 2007 (the “First Supplemental Indenture”) and a Second Supplemental Indenture dated as of May 3, 2007 (the “Second Supplemental Indenture”); the Original Indenture, as supplemented and amended by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The registered office of each of the Issuer, the Current Guarantors and the Additional Guarantor is located at Grant Way, Isleworth, Middlesex, TW7 5QD, England. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.
RECITALS:
     WHEREAS, pursuant to Section 1007 of the Indenture, the Company has agreed to cause any Subsidiary that is not a Guarantor that issues any guarantee of any Indebtedness for money borrowed in excess of $50,000,000 to enter into a supplemental indenture to the Indenture pursuant to which it shall agree to fully, absolutely and unconditionally guaranty the due and punctual payment of the principal and interest (and payment of Additional Amounts) on all Outstanding Securities when and as the same shall become due and payable on a pari passu basis and all other amounts owed by the Company under the Indenture; and
     WHEREAS, the Additional Guarantor is currently a Subsidiary but is not a Guarantor; and
     WHEREAS, the Additional Guarantor has guaranteed or will guarantee Indebtedness for money borrowed in excess of $50,000,000; and

     WHEREAS, the Company, the Current Guarantors and the Additional Gurantor have duly authorized the execution and delivery of this Third Supplemental Indenture and have done all things necessary to make this Third Supplemental Indenture a valid agreement in accordance with its terms.
     NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:
ARTICLE ONE
INDENTURE
     Section 101. Effect of the Indenture.
     Except as specifically provided in this Third Supplemental Indenture, the Indenture, as heretofore supplemented and amended, shall remain in full force and effect.
ARTICLE TWO
AMENDMENT TO THE INDENTURE
     Section 201. Addition of a Guarantor.
     In accordance with Section 1007 of the Indenture, the following entity hereby agrees to fully, absolutely and unconditionally guaranty the due and punctual payment of the principal of and interest (and payment of Additional Amounts) on all Outstanding Securities when and as the same shall become due and payable on a pari passu basis.

Name	Jurisdiction of Incorporation
Sky In-Home Service Limited	England and Wales
     Section 202. References in the Indenture.
     By reason of the addition of the Additional Guarantor as a Guarantor pursuant to Section 201 hereof and the continuation, as Guarantors, of the Current Guarantors under the Indenture, each reference in the Indenture to the “Guarantors” is hereby deemed to refer to the following entities, and each reference in the Indenture to a “Guarantor” is hereby deemed to refer to each of such entities:

Name	Jurisdiction of Incorporation
British Sky Broadcasting Limited	England and Wales
BSkyB Finance UK plc	England and Wales
BSkyB Investments Limited	England and Wales
BSkyB Publications Limited	England and Wales
Sky In-Home Service Limited	England and Wales
Sky Subscribers Services Limited	England and Wales
ARTICLE THREE
Miscellaneous
     Section 301. Effect of Headings.
     The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.
     Section 302. Governing Law.
     Subject to the following sentence, this Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Third Supplemental Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
     Section 303. Counterparts.
     This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 304. Trustee.
     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

British Sky Broadcasting Group plc

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

British Sky Broadcasting Limited

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

BSkyB Finance UK plc

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

BSkyB Investments Limited

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

BSkyB Publications Limited

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

Sky In-Home Service Limited

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

Sky Subscribers Services Limited

By:	/s/ Andrew Griffith
Name:	Andrew Griffith
Title:	Director

The Bank of New York Mellon

By:	/s/ Mark Elsom
Name:	Mark Elsom
Title:	Assistant Vice President